Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	August 22, 2011 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED ANNOUNCES ADDITION TO THE BOARD OF DIRECTORS

CLEVELAND, OH, August 22 Hickok Incorporated (OTC Bulletin Board: HICKA.PK), a Cleveland based supplier of high quality products and services for the automotive, emissions testing, locomotive, and aircraft industries, today announced the addition of Jennifer A. Elliott to its Board of Directors. Mrs. Elliott was elected to the Board of Hickok Incorporated August 3, 2011.

Robert L. Bauman, President and CEO, stated, "We welcome the addition of Jennifer to the Board of Directors and believe her strong financial background and private equity experience will add to the expertise of our Board.”

Mrs. Elliott represents a major shareholder of the Company and has served as Principal for the Texas Women Venture Funds until recently. Her experience includes several positions in which she supplied analytics and investment advice for over $100 Million equity and debt capital investments in under served markets. She also has experience in supply chain management and international accounting. She holds a BS in Finance from the University of Florida and a Master in Professional Accounting from the University of Texas at Austin. She has also served on numerous Advisory Boards such as J.O.Y. Foods, Inc. and Warrior Group, Inc.